Exhibit 99.2

Where Food Comes From, Inc.

2024 Year End Conference Call

Call date: Tuesday February 20, 2025

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2024 year-end earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

Total revenue in the fourth quarter was basically flat at $6.7 million year over year.

●	Verification and certification services revenue was down slightly at $5.4 million vs. $5.5 million.
●	Product revenue increased 6% to $922,000 from $871,000.
●	And professional services revenue was $360,000 vs. $391,000.

Gross profit in the fourth quarter declined 7% to $2.8 million from $3.0 million.

SG&A expense decreased slightly to $2.0 million from $2.1 million.

Net income increased to $961,000, or $0.18 per diluted share, from $776,000, or $0.14 per diluted share. In addition to an $80,000, or 47%, increase in Progressive Beef dividend income, net income benefitted from a $345,000 gain in the fair market value of bitcoin holdings. As you may recall, we invested $178,000 in bitcoin a few years ago when units were trading in the $25,000 range. At December 31 year-end, bitcoin was trading at more than three times that level – in the $93,000 range – and thus the gain on FMV.

On to our full-year results…

Total revenue for the year increased 2% to $25.7 million from $25.1 million a year ago. That total included:

●	Verification and certification services, up 6% to $20.6 million from $19.4 million.
●	Product revenue of $3.8 million, down 5% from $4.0 million.
●	And professional services revenue of $1.4 million vs. $1.7 million.

By now you know that our traditional beef-related source and age business has been hard hit by cyclical herd size reductions over the past couple of years – and that is what’s responsible for the slowing growth in our top line.

We believe the decline in beef source and age verifications and related hardware sales is a temporary, cyclical occurrence. And, fortunately, in the meantime we are experiencing rising demand in a number of other service offerings that has more than offset lower source and age activities. For example, we are seeing good growth our CARE Certified program in beef and other proteins. And, as announced last month, our Upcycled Certified program has become our fastest growing service with a 17% YOY increase in 2024. We’re also seeing upticks in organic certifications, California Prop 12-related audits for poultry and egg laying hens, on-farm biosecurity, and worker care audits in the dairy industry. And, finally, we continued to benefit from more customers taking advantage of our bundling capabilities made possible by our expanding services portfolio – the largest and most diverse in the industry.

Gross profit for the full year was up slightly to $10.6 million from $10.5 million and our gross margins remained generally stable year over year.

The big impact to profitability came in SG&A expenses, which grew by $530,000 year over year. I want to provide some context around that increase because a significant amount of this additional expense was allocated to areas that enhance our ability to execute on our growth plans. Although some of the increase was due to wage inflation and a very competitive job market, the bulk of the increase was due to stepped up marketing activities and some strategic hires of technical personnel who are strengthening our technology platform and tools to ensure we can manage the expected customer growth in both the short and long term.

Net income for the year was down slightly at $2.1 million, or $0.40 per diluted share, vs. net income of $2.2 million, or $0.39 per diluted share, in 2023.

The Company generated $2.7 million in cash from operations in 2024 vs. $2.8 million in 2023. We entered 2025 with cash and cash equivalents of $2.0 million and working capital of $2.4 million.

Turning now to our efforts to return value to stockholders:

●	For the full year, including stock buybacks and private purchase transactions, the Company repurchased a total of 273,057 shares of its stock for $3.3 million, or approximately $11.98 per share.

●	Aggregate buybacks since plan inception 21 quarters ago, including private purchases, totaled 1,191,636 shares at a purchase price of $13.0 million, or approximately $10.92 per share. Our pace of buybacks and private purchases has accelerated with 73% of the total coming in the last three years.

●	And, finally, total value returned to stockholders via buybacks, private purchases and a special dividend over past 21 quarters totaled $13.9 million.

We expect to continue taking advantage of solid cash flows to further reduce our float, while at the same time investing in new programs and services designed to strengthen our beef business and accelerate the growth of other service offerings. We look forward to providing more specifics on these initiatives in the coming months.

In closing, we are now celebrating our 30th year anniversary in business. Our evolution has been steady, deliberate and very gratifying.

●	In the founding stage, we identified a niche need in the cattle industry for traceability and began developing software to fill that need.

●	In our next phase of growth, we made a bet that consumer demand for transparency would extend to other areas of the food supply chain, and we began building out our verification services portfolio to address other food groups and the growing trend of food claims labeling. We also rapidly grew our cattle business and established our IMI Global unit as the undisputed leader in cattle traceability and claims verification in North America. We invested heavily in a technology platform capable of managing a diverse services portfolio and, ultimately, the much larger business that we expect to become. And we accomplished all of this through a combination of ground-up organic initiatives and strategic acquisitions.

●	That whole process took years to accomplish due to regulatory and myriad other issues. Becoming an authorized certification body for a single standard, for example, can take up to three years to complete and begin generating a return on financial and human capital. That’s why as of today, we have a large moat around our business and a business that would be very difficult to replicate. Additionally, we are supported by consumer tailwinds around food safety, food traceability, and food claims verification, we believe we are uniquely positioned as the go-to provider for producers, CPGs, distributors and retailers.

●	As a result of these years of innovation and investment, we now audit to more than 50 different standards – far and away the most of any food verification business – and can bundle any number of verifications to lower compliance prices for our customers and food prices for consumers in general. We believe virtually all of these individual standards, including a number of new offerings we have in the works, have the potential for strong growth in coming years, and that bodes well for our stockholders.

And, with that, I’ll turn the call over to questions.